===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Chateau Communities, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           CHATEAU COMMUNITIES, INC.
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

To the Stockholders of Chateau Communities, Inc.:

  The Annual Meeting of the Stockholders of Chateau Communities, Inc., a Maryland corporation (the "Company"), will be held at the Company's headquarters, 6160 South Syracuse Way, Greenwood Village, Colorado 80111 on May 17, 2001, at 9:00 a.m., Mountain Daylight Time, for the following purpose and any other business:

    1. To elect three Class II directors to serve for a term of three years, expiring at the 2004 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify.

  The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments thereof.

  We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of further proxy solicitations. To make it easier for you to vote, this year we are also offering Internet and telephone voting. Prior to being voted, the proxy may be withdrawn in the manner specified in the proxy statement.

                                          By Order of the Board of Directors,

                                          John A. Boll,
                                          Chairman

April 3, 2001

                           CHATEAU COMMUNITIES, INC.

                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                                PROXY STATEMENT

                                      For

                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 17, 2001

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Chateau Communities, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters, 6160 South Syracuse Way, Greenwood Village, Colorado 80111 on May 17, 2001 at 9:00 a.m. Mountain Daylight Time, or at any adjournments thereof, for the purpose set forth in the attached Notice of Meeting.

  This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 3, 2001.

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR the election of the listed nominees for the Board and in accordance with the best judgment of the proxy holders with respect to any other matter which may properly come before the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before it is voted either by written notice received by the Company (Attention: Tamara
D. Fischer, Secretary) at its address stated herein or at the Annual Meeting.

  Only stockholders of record at the close of business on March 23, 2001 (the "Record Date") will be entitled to notice of or to vote at the meeting. As of the Record Date, there were 28,600,173 shares of common stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The directors of the Company are divided into three classes, and one class is elected at each Annual Meeting of the Stockholders for a term of three years. The terms of the Class II directors expire at the 2001 Annual Meeting. They have been nominated for an additional term to expire at the 2004 Annual Meeting of Stockholders. The terms of the other two classes of directors expire at the 2002 Annual Meeting (Class III) and the 2003 Annual Meeting (Class I).

Nominees for Election as Class II Directors

  The following information is furnished regarding the nominees for election as Class II directors (who serve until the Annual Meeting of the Stockholders to be held in 2004 or until their respective successors are elected and qualified):

  Edward R. Allen, 60, has served as a director of the Company since 1993. Mr. Allen was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of restaurants which he and his partner sold in 1977 to Green Giant Corporation. Mr. Allen is a graduate of Cornell University.

  James M. Hankins, 66, served as a director of ROC Communities, Inc. ("ROC") from August 1993 to February 1997, and has served as a director of the Company since February 1997. He is managing general partner of Hankins Enterprises, a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

  C.G. ("Jeff") Kellogg, 57, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and is an active member of the Manufactured Housing Institute's National Communities Council. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is the Company's Executive Vice President and Chief Financial Officer.

  Donald E. Miller, 70, who has been a Class II Director, has elected to retire from the Board and to not stand for re-election. The Board of Directors would like to thank Mr. Miller for his years of service and contributions to the Company and wishes him well in the future. The Board of Directors has not yet identified a replacement for Mr. Miller

Continuing Class III Directors

  The following information is furnished regarding the continuing Class III directors (who serve until the Annual Meeting of the Stockholders to be held in 2002 or until their respective successors are elected and qualified):

  John A. Boll, 71, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

  James L. Clayton, 67, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and previously Chief Executive Officer of, Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:CMH). Mr. Clayton is a director of Dollar General Stores, and BB and T Corporation. In 1992, Mr. Clayton was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

  Steven G. Davis, 51, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. Mr. Davis served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis previously served from 1999 to 2001 on the Board of Directors of Bidland.Com, an internet auction company, and as a director of ASR Investments, a REIT owning apartments in the Southwest, until 1999. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

Continuing Class I Directors

  The following information is furnished regarding the continuing Class I directors (who serve until the Annual Meeting of the Stockholders to be held in 2003 or until their respective successors are elected and qualified):

  Gebran S. Anton, Jr., 68, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

  Rhonda G. Hogan, 48, has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties and MDH Family Ltd. Partnership. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

  James M. Lane, 71, first became a director of the Company in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

  Gary P. McDaniel, 55, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is the Chairman of the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

                       REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for the election of all persons nominated to be a director above unless contrary instructions are set forth on the proxy. In the event any nominee should become unable or unwilling to serve as a director, which the Board of Directors does not expect, the person named in the accompanying proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

  Directors are elected by a plurality of the votes cast by the holders of Common Stock. The individuals who receive the largest number of votes cast, assuming presence of a quorum at the Annual Meeting, are elected as directors; therefore, if a quorum is present, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following information is presented with respect to the current executive officers of the Company:

  Gary P. McDaniel is the Chief Executive Officer and a director of the Company. Biographical information on Mr. McDaniel may be found under "PROPOSAL 1--ELECTION OF DIRECTORS--Continuing Class I Directors," above.

  C.G. ("Jeff") Kellogg is President and a director of the Company. Biographical information on Mr. Kellogg may be found under "PROPOSAL 1-- ELECTION OF DIRECTORS--Nominees for Election as Class II Directors," above.

  Tamara D. Fischer, 45, is Executive Vice President, Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of the Company.

  Rees F. Davis, Jr., 42, is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 23, 2001, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each of the directors (nominated and continuing), (ii) executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock.

                                                          Shares of
                                                            Stock
                                                         Beneficially
                                                         Owned as of
                                                          March 23,   Percent
Name                                                        2001**    of Class
----                                                     ------------ --------
John A. Boll(1)*........................................  3,582,938     12.2
Gary P. McDaniel(2)*....................................    537,226      1.9
C.G. ("Jeff") Kellogg(3)*...............................    419,517      1.5
Tamara D. Fischer(4)....................................    197,180      ***
Rees F. Davis, Jr.(5)...................................    240,056      ***
Edward R. Allen(6)*.....................................    410,423      1.4
Gebran S. Anton, Jr.(7)*................................     56,662      ***
James L. Clayton(8)*....................................    238,944      ***
Steven G. Davis(9)*.....................................    134,664      ***
James M. Hankins(10)*...................................     51,476      ***
Rhonda G. Hogan (11)*...................................     27,244      ***
James M. Lane(12)*......................................     46,291      ***
Donald E. Miller(13)*...................................     11,545      ***
All directors and executive officers as a group (13
 persons)...............................................  5,948,166     20.0
Morgan Stanley Dean Witter Investment Management,
 Inc.(14)...............................................  2,440,225      8.5
Morgan Stanley Dean Witter & Co.(15)....................  2,659,043      9.3
EII Realty Securities Inc. (16) ........................  2,019,154      7.1

--------
  * Designates a director.
 ** For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold OP Units in CP Limited Partnership, which is the operating partnership of the Company. Such OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. All OP Units held by a person and such person's stock options (to the extent exchangeable or exercisable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.
*** Shares owned in each case constitute less than 1% of the Company's outstanding common stock.
 (1) Reflects 2,853,596 shares of Common Stock, 685,482 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 43,860 shares of Common Stock.
 (2) Reflects 486,426 shares of Common Stock and options to purchase 50,800 shares of Common Stock.
 (3) Reflects 368,717 shares of Common Stock and options to purchase 50,800 shares of Common Stock.
 (4) Reflects 166,804 shares of Common Stock, 776 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 29,600 shares of Common Stock.
 (5) Reflects 210,456 shares of Common Stock and options to purchase 29,600 shares of Common Stock.

 (6) Reflects 366,563 shares of Common Stock and options to purchase 43,860 shares of Common Stock.
 (7) Reflects 12,802 shares of Common Stock and options to purchase 43,860 shares of Common Stock.
 (8) Reflects 195,604 shares of Common Stock and options to purchase 43,340 shares of Common Stock. Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Common Stock owned by Clayton Homes, Inc. except to the extent of his approximate 26% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.
 (9) Reflects 112,164 shares of Common Stock and options to purchase 22,500 shares of Common Stock.
(10) Reflects 8,136 shares of Common Stock and options to purchase 43,340 shares of Common Stock. Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Common Stock owned by Mr. Hankins' spouse and 2,605 shares of Common Stock held by Mr. Hankins' individual retirement account.
(11) Reflects 4,744 shares of Common Stock and options to purchase 22,500 shares of Common Stock.
(12) Reflects 7,771 shares of Common Stock and options to purchase 38,520 shares of Common Stock.
(13) Reflects 1,363 shares of Common Stock, options to purchase 10,000 shares of Common Stock and 182 OP Units exchangeable for an equal number of shares of Common Stock.
(14) Based on the Form 13-G filed by Morgan Stanley Dean Witter Investment Management, Inc., it has shared voting power for 2,030,525 shares and shared dispositive power for 2,440,225 shares. The address of Morgan Stanley Asset Management, Inc. is 1221 Avenue of the Americas, New York, NY 10020.
(15) Based on the Form 13-G filed by Morgan Stanley Dean Witter & Co., it has shared voting power for 2,233,633 shares and shared dispositive power for 2,659,043 shares. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, NY 10036.
(16) Based on the Form 13-G filed by EII Realty Securities Inc., it has sole voting power for 1,794,454 shares and sole dispositive power for 2,019,154 shares. The address of EII Realty Securities Inc. is 667 Madison Avenue, New York, New York 10021.

                                 BOARD MATTERS

Board Meetings

  The Board of Directors held four meetings during 2000.

Committees of the Board of Directors

  Audit Committee. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by the independent auditors, and the accounting practices of the Company. During 2000, the Audit Committee (which consisted of Ms. Hogan and Messrs. Anton, Clayton and Lane) held four meetings.

  Executive Committee. The Executive Committee may act on certain matters between Board meetings. During 2000, the Executive Committee (which consisted of Messrs. Boll, McDaniel, Kellogg and Hankins) held four meetings.

  Executive Compensation Committee. The Executive Compensation Committee administers the Company's equity compensation plans and annually reviews and approves recommendations from senior management and makes recommendations to the Board regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. During 2000, the Executive Compensation Committee (which consisted of Messrs. Allen, S. Davis, Hankins and Miller) held five meetings. The Company has not yet named a replacement for Mr. Miller.

  Nominating and Corporate Governance Committees. The Company maintains a Nominating and Corporate Governance Committee, which nominates persons to serve as directors and also analyzes and develops policies and makes recommendations to the Board relating to corporate governance issues affecting the Company. During 2000, the entire Board of Directors handled nomination and corporate governance matters and the Board's principal Nominating and Corporate Governance Committee (which consisted of Ms. Hogan and Messrs. Hankins, Lane and Miller) did not hold a separate meeting. The Company has not yet named a replacement for Mr. Miller.

Director Compensation

  Each director is reimbursed for travel and other expenses related to attendance at Board and committee meetings and, other than Messrs. McDaniel and Kellogg, receives an annual director's fee of $18,000, which may be taken in Common Stock at the Director's option. The independent directors also receive an annual grant of options to purchase 7,500 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant.

                            EXECUTIVE COMPENSATION

  The following table sets forth the summary compensation for the last three years for the Chief Executive Officer and for each of the other executive officers of the Company whose salary and bonus compensation for the year ended December 31, 2000 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                         Long Term
                           Annual Compensation      Compensation Awards
                          ----------------------  -----------------------
                                                  Common Stock
                                                   Underlying  Restricted
   Name and principal                                Stock        Stock      All Other
        position          Year  Salary   Bonus      Options     Award(1)  Compensation(2)
   ------------------     ---- -------- --------  ------------ ---------- --------------
Gary P. McDaniel........  2000 $255,700 $204,600     60,000     $362,813     $13,210
 Chief Executive Officer  1999 $244,000 $127,100     29,500          --      $13,550
                          1998 $235,000 $117,000     45,000          --      $18,726


C.G. ("Jeff") Kellogg...  2000 $255,700 $200,700     60,000     $362,813     $11,260
 President                1999 $244,000 $127,100     29,500          --      $10,250
                          1998 $235,000 $117,000     45,000          --      $10,250


Tamara D. Fischer.......  2000 $203,000 $162,400     40,000     $241,875     $10,882
 Chief Financial Officer  1999 $190,000 $99,000      16,500          --      $11,581
                          1998 $183,000 $91,000      25,000          --      $13,413


Rees F. Davis, Jr.......  2000 $203,000 $127,800     40,000     $241,875     $10,010
 Executive Vice           1999 $174,000 $45,200      16,500          --      $18,128
 President--Acquisitions  1998 $167,000 $311,822     25,000          --      $18,263

--------
(1) Represents an award of restricted stock granted in February 2000 when the stock price was $24.1875. The stock vests after three years based on meeting pre-determined earnings increases, cannot be sold for five years, and pays dividends to the executive officers.
(2) Represents primarily profit-sharing contributions and car allowances.

                         OPTION/SAR GRANTS DURING 2000

  The following table sets forth information with respect to options granted during 2000 to the executive officers named in the Summary Compensation Table.

                                                                               Potential
                                                                          Realizable Value at
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                          Price Appreciation
                                                                            for Option Term
                                                                          -------------------
          (a)                 (b)          (c)         (d)         (e)       (f)       (g)
------------------------ ------------ ------------ ----------- ---------- -------- ----------
                          Number of    % of Total   Weighted
                          Securities  Options/SARs   Average
                          Underlying   Granted to  Exercise or
                         Options/SARs Employees in Base Price  Expiration
   Name                    Granted        2000       ($/Sh)       Date     5%($)     10%($)
   ----                  ------------ ------------ ----------- ---------- -------- ----------
Gary P. McDaniel........    60,000        11.0%     $24.1875   2/23/2010  $912,683 $2,312,919
C.G. ("Jeff") Kellogg...    60,000        11.0%     $24.1875   2/23/2010  $912,683 $2,312,919
Tamara D. Fischer.......    40,000         7.3%     $24.1875   2/23/2010  $608,456 $1,541,946
Rees F. Davis, Jr.......    40,000         7.3%     $24.1875   2/23/2010  $608,456 $1,541,946

                  AGGREGATED OPTION/SAR EXERCISES DURING 2000
                  AND OPTION/SAR VALUES AT DECEMBER 31, 2000

  The following table provides information with respect to the unexercised options held as of December 31, 2000 by the executive officers named in the Summary Compensation Table.

                                                Number of Securities            Value of
                                               Underlying Unexercised   Unexercised In-the-Money
                                                   Options/SARs at           Option/SARs at
                           Shares                 December 31, 2000         December 31, 2000
                         Acquired on  Value   ------------------------- -------------------------
   Name                   Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- -------- ----------- ------------- ----------- -------------
Gary P. McDaniel........    29,850     9,033    50,800       83,700      $118,838      $26,156
C.G. ("Jeff") Kellogg...   116,120   163,375    50,800       83,700      $118,838      $26,156
Tamara D. Fischer.......    61,128    92,378    29,600       51,900      $ 74,488      $16,219
Rees F. Davis, Jr.......    29,850     9,033    29,600       51,900      $ 74,488      $16,219

Employment Agreements

  Consistent with the goal of the Company to retain the skills and expertise of certain members of senior management of the Company, the Company executed employment agreements (each, an "Employment Agreement"), effective in February 1997, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, Tamara D. Fischer and Rees F. Davis, Jr. Each Employment Agreement had an initial term of three years with automatic one-year extensions commencing on the third anniversary of the execution of the agreements unless notice of non-extension is given at least 180 days prior to such anniversary. Twice since the expiration of the initial three-year period, each of the Employment Agreements with the senior officers of the Company have been extended for an additional one-year period. In connection with the last extension of the Employment Agreements, the base salary will be as follows for the calendar year 2001: Gary P. McDaniel ($268,000); C.G. ("Jeff") Kellogg ($268,000); Tamara D. Fischer ($212,700); and Reese F. Davis, Jr. ($212,700).
The base salaries for each of Mr. McDaniel and Mr. Kellogg will be adjusted to $301,000 for the calendar year beginning January 1, 2002. The Employment Agreements also provide for (i) an annual target bonus of up to 80% of such executive's base salary upon the attainment of increases in funds from operations per share of the Company (with the maximum bonus being earned for increases of at least 9%); (ii) grants of stock options and shares of restricted stock under the Company's 1997 Equity Participation Plan; and (iii) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the executive in February 1997. Each Employment Agreement provides that, if the executive's employment is terminated by the Company other than for "cause," disability or death or by the executive for "good reason" or if the

Employment Agreement is not renewed, the executive will be entitled to receive a payment equal to two times (or one and one-half times in the case of non-renewal) the sum of the executive's annual base salary and bonus, the continuation of welfare and pension benefits during the 24-month period (or 18-month period in the case of non-renewal) following termination and the accelerated vesting of equity based incentives. If the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "change of control," "two times" and "24 months" in the preceding sentence is replaced with "three times" and "36 months. "Further, if the executive's employment is terminated for any other reason, other than for "cause," including voluntary resignation, disability, or death, "two times" and "24 months" in such sentence is replaced by "one time" and "12 months."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

  The Executive Compensation Committee (the "Committee") annually reviews and approves recommendations from senior management and makes recommendations to the Board of Directors regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. The Committee also administers the Company's equity compensation plans.

  It is the philosophy of the Committee that executive compensation should align the financial interests of the Company's executives with the long term interests of the Company and its stockholders. The Committee believes that a material portion of the executive officers' pay should be linked to the Company's stated and predetermined goals. The Committee also believes that the Company should have a sound and competitive compensation program to attract and retain key executives to lead the Company toward the fulfillment its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to individual and Company financial performance and equity participation through stock options and restricted share grants.

  The Committee does not consider the provisions of Section 162(m) of the Code, which limits the deductibility of certain compensation paid to certain executives of the Company in excess of $1 million in any taxable year, to be material to its approach to executive compensation matters. This is due to the Company's status as a REIT under the Code which generally exempts the Company from the payment of corporate federal income taxes.

Base Salary

  The Committee's policy with respect to salaries is to establish base compensation levels for executive officers which are competitive in relation to other companies of similar size within the Company's industry. The Committee also takes into consideration the executive's responsibilities, experience level and individual performance. To ensure that base salary is competitive, the Company's salary structure is periodically benchmarked against other salaries for key positions in other companies of similar size in the Company's industry. Salaries normally are increased annually, based on market conditions and individual and Company performance factors. Pursuant to employment agreements, and consistent with this policy, Mr. Kellogg, Ms. Fischer and Mr. Davis received base salaries of $255,700, $203,000 and $203,000, respectively, in 2000.

Bonus

  The Committee's policy with respect to bonuses of its executive officers is to link bonuses to the Company's financial performance and in certain cases to achievements by individual executives of goals within their areas of direct responsibility. For 2000, the Company's executive officers participated in a bonus plan pursuant to which they earned bonuses of up to 80% of their base salaries tied to increases in funds from operation per share (the principal measure used by the Company to measure its financial performance) and, in the case of Mr. R. Davis, to additional factors relating to the achievement of certain goals related to Company acquisitions. The amounts of the bonuses earned under this plan in respect of 2000 for Mr. Kellogg, Ms. Fischer and Mr. Davis were $200,700, $162,400 and $127,800, respectively.

Stock Options and Restricted Stock

  The Company adopted the 1997 Equity Compensation Plan and the 1999 Equity Compensation Plan (together, the "Plans") which authorize the discretionary grant by the Committee of awards of options and restricted shares of Common Stock to key employees, directors and key consultants of the Company and its subsidiaries. The Committee believes that the Plans provide, through the grant of long-term incentives, a means to attract and retain key personnel and to provide participating officers and other key employees long-term incentives for sustained high levels of performance. The Committee grants options to purchase Common Stock to employees of the Company (including executive officers). Option grants become exercisable over a period of time determined by the Committee and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock.

  In respect of 2000, Mr. Kellogg, Ms. Fischer and Mr. Davis were awarded stock options, which vest over a five-year period from the date of grant, to purchase 60,000, 40,000 and 40,000 shares of Common Stock, respectively. The Committee awarded the stock options to these executives as part of their annual compensation review for 2000. The awards were determined based on the executive officer's performance of specific and Company objectives. The levels of these awards reflected the Committee's belief that increasing management equity ownership will create long-term incentives to enhance the value of the Company's Common Stock. The Committee believes that the above elements assist the Company in meeting its short-term and long-term objectives and appropriately relate executive compensation to the Company's performance.

The Chief Executive Officer's 2000 Compensation

  Gary P. McDaniel has been employed by the Company as its Chief Executive Officer since February 1997. He was originally employed pursuant to a three-year employment agreement, dated February 11, 1997. In 1999, this employment agreement was extended for an additional one-year period expiring in February 2001. In 2000, this employment agreement was extended for an additional one-year period expiring in February 2002. Pursuant to this agreement, Mr. McDaniel was paid a base salary during 2000 of $255,700. Under this employment agreement, Mr. McDaniel was eligible to earn for 2000 a bonus of up to 80% of his base salary tied to increases in funds from operations per share of the Company. Based on the achievement by the Company of increases in funds from operations of 9.0%, Mr. McDaniel earned a bonus of $204,600. In addition, the Committee determined, based on this successful performance, to grant Mr. McDaniel options to purchase 60,000 shares of Common Stock, subject to a five-year vesting schedule. In addition, based on the Company's performance under Mr. McDaniel's leadership, the Committee offered to extend Mr. McDaniel's employment agreement through February 2003 at base salary of $255,700 for 2000, $268,000 for 2001 and $301,000 for 2002. In addition, Mr. McDaniel will be eligible to receive a bonus ranging up to 80% of his base salary in any year upon achievement by the Company of increases in funds from operations per share in that year of between 7.0% to 9.75%, and an additional bonus of 10% of his base salary for each 0.25% increase in funds from operations per share in that year in excess of 9.75%. In recommending to the Board salary levels and bonus criteria for Mr. McDaniel in respect of 2001 and 2002, the Committee took into account the analysis made by Watson Wyatt Worldwide, an executive compensation consultant hired by the Committee. This firm reported to the Committee on compensation matters affecting the Company generally and also analyzed Mr. McDaniel's compensation in comparison with the compensation amounts paid to other chief executive officers of companies considered comparable to the Company for this purpose.

          Chateau Communities, Inc. Executive Compensation Committee

                                Edward R. Allen
                                Steven G. Davis
                               James M. Hankins
                               Donald E. Miller

                            AUDIT COMMITTEE REPORT

  The Board of Directors has adopted a written charter for the Audit
Committee.

  The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by the independent auditors is compatible with maintaining the independence of such auditors. During 2000, the Company paid their independent auditors $111,000 for recurring audit services, $250,000 for financial system information design and implementation and $163,000 in other services, consisting mainly of tax planning and compliance. Based upon its reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

  The Audit Committee members are Rhonda G. Hogan, Gebran S. Anton, James L. Clayton and James M. Lane, all of whom are independent directors under the rules and listing standards of the New York Stock Exchange.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and" the NAREIT Equity REIT Total Return Index for the period commencing December 31, 1995 and ending December 31, 2000. The NAREIT Equity REIT Total Return Index included 158 companies with a total market capitalization of $134 billion. The graph assumes that a stockholder invested $100 on December 31, 1995 in Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

  The table below sets forth the value as of each of the dates indicated of $100 investments made on December 31, 1995 in the Company's Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

                 Comparison of 5 Year Cumulative Total Return
                      Assumes Initial Investment of $100
                              [PERFORMANCE GRAPH]

Measurement Period                             Chateau       S&P   NAREIT Equity
(Fiscal Year Covered)                      Communities Inc.  500       Index
---------------------                      ---------------- ------ -------------
Dec. 31, 1995.............................      100.00      100.00    100.00
Dec. 31, 1996.............................      126.53      122.96    135.27
Dec. 31, 1997.............................      169.67      163.98    162.68
Dec. 31, 1998.............................      168.05      210.84    134.21
Dec. 31, 1999.............................      159.58      255.22    128.01
Dec. 31, 2000.............................      201.63      231.98    161.76

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

  The foregoing Share Performance Graph, the Report on Executive Compensation and the Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

                             CERTAIN TRANSACTIONS

  Rental expense of approximately $130,000 annually has been incurred for leasing space in an office building owned by certain officers and equity owners. The office lease expires November 2001.

  The Company, through CSI, purchases manufactured home inventory for resale from Clayton Homes, Inc., ("Clayton Homes") which is affiliated with one of the Company's directors. During 1998 and 1999, CSI purchased 22 homes and one home respectively for a cost of approximately $540,000 and $32,000 from Clayton Homes. No homes were purchased from Clayton Homes in 2000.

  In addition, when CSI sells homes, the purchaser may obtain financing from Vanderbilt Mortgage and Finance, Inc., ("Vanderbilt") which is also affiliated with the same director. In certain cases, for homes sold before June 1998, Vanderbilt has recourse to the Company if the loans are not repaid. As of December 31, 2000 there is a total of approximately $13.2 million of such amounts that are recourse to the Company.

  In December 2000, the Company purchased a manufactured home community from a partnership owned in part by Mr. McDaniel and Mr. Davis, Jr. for $2,550,000.

  The Company has made loans to the Executive Officers named in the Summary Compensation Table to allow them to purchase shares of Company Common Stock. Such loans were evidenced by separate promissory notes in the amount of the purchase price for such shares. These notes provide for interest, payable quarterly, with the principal balance payable on the earlier of the termination of the officer's employment with the Company, other than by reason of death or disability, or the maturity date. The notes are non-recourse to the respective officers and collateralized by a pledge of the shares of Common Stock purchased. The following table summarizes the information relating to the loans.

                           Number of   Highest    Balance at
                            Shares   Loan Balance March 31,  Interest   Maturity
                           Purchased During 2000     2001      Rate       Date
                           --------- ------------ ---------- --------   --------
Gary P. McDaniel..........   30,065   $  665,561  $  665,561   7.35%(1) 08/31/03
                             29,850   $  715,821  $  715,821   7.35%(1) 03/01/05

C.G. ("Jeff") Kellogg.....   13,750   $  236,231  $  218,800   7.00%    11/16/03
                            114,568   $2,525,164  $2,525,164   7.35%(1) 08/31/03

Tamara D. Fischer.........    6,875   $  113,961  $  102,837   7.00%    11/16/03
                             61,692   $1,359,684  $1,359,684   7.35%(1) 08/31/03
                             61,128   $1,356,053  $1,356,053   7.35%(1) 03/01/05

Rees F. Davis, Jr.........   30,065   $  742,561  $  742,561   7.35%(1) 08/31/03
                             29,850   $  697,722  $  697,722   7.35%(1) 03/01/05

--------
(1) The interest rate on these notes represents the Company's current borrowing rate of LIBOR plus 80 basis points as of 3/31/01.

Section 16(a) Beneficial Ownership Reporting Compliance

  Directors and executive officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Securities Exchange Act of 1934 and to provide the Company with copies of such reports. The Company has reviewed all such reports from persons known to the Company to be subject to these Section 16(a) provisions. Based solely on such review, the Company believes that for the year ended December 31, 2000 all Section 16(a) filing requirements were met, except that the Company is aware that Rees F. Davis, Jr., an executive officer of the Company, filed one report approximately three days late with the Commission, disclosing the sale of an aggregate of 4,000 shares of Common Stock by him during December 2000.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals, intended to be presented at the 2002 Annual Meeting of Stockholders of the Company, must be received by the Company at its address stated herein by December 10, 2001 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

  Any stockholder who intends to submit a proposal at the 2002 Annual Meeting of Stockholders of the Company without including the proposal in the proxy statement for such Annual Meeting must, under the Bylaws of the Company, notify the Company of such proposal by March 21, 2002, subject to certain exceptions.

                             INDEPENDENT AUDITORS

  It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. PricewaterhouseCoopers LLP acted in this capacity since the Company's initial public offering and PricewaterhouseCoopers LLP is so acting during the current year. Representatives of PricewaterhouseCoopers LLP are expected to be present and will be available to respond to appropriate questions at the Annual Meeting.

                              PROXY SOLICITATION

  The expense of this solicitation of proxies will be borne by the Company. If necessary, officers and regular employees of the Company may also solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company may also reimburse brokers and other persons holding stock in their names or in the names of their nominees, for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed form of proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

  Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Ms. Marti Dowling, Chateau Communities, Inc., 6160 South Syracuse Way, Greenwood Village, Colorado 80111. A list of exhibits is included in the 2000 10-K, and exhibits are available from the Company upon payment to the Company of the costs of furnishing them.

                                          By Order of the Board of Directors,

                                          John A. Boll, Chairman

Greenwood Village, Colorado
April 3, 2001

                               CHATEAU COMMUNITIES, INC.
                                6160 South Syracuse Way
P                          Greenwood Village, Colorado 80111

R
              This Proxy is Solicited on behalf of the Board of Directors
O           For the Annual Meeting of Stockholders to be held May 17, 2001

X            The undersigned hereby appoints each of Edward R. Allen, James M.
        Hankins and C.G. ("Jeff") Kellogg, or any of them, as proxies, each with
Y the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Communities, Inc. ("Chateau") held of record by the undersigned on March 23, 2001 at the Annual Meeting of Stockholders of Chateau to be held on May 17, 2001, at 9:00 a.m. Mountain Daylight Time, or any adjournment or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of the election of all listed nominees to the Board of Directors and in the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

             YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF ITEM 1.

             To vote by telephone or internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

--------------------------------------------------------------------------------
                             Fold and Detach Here                  |SEE REVERSE|
                                                                   |    SIDE   |
              YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR VOTING.   -------------




                         [LOGO OF CHATEAU COMMUNITIES]


                   VISIT OUR WEB SITE AT www.chateaucomm.com

[ X ]  Please mark your
       votes as in this
       example.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                   FOR      WITHHELD
1. Election of    [   ]      [   ]        Nominees:
   Directors:                             Class II-01. Edward R. Allen
                                                   02. James M. Hankins
                                                   03. C.G. ("Jeff") Kellogg

For, except vote withheld from the following nominee(s):

________________________________________________________


2. In their best discretion, the proxies are authorized to act and vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

--------------------------------------------------------------------------------

                                        Discontinue Annual Report Mailing  [   ]
                                        for this Account.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 3, 2001, and the Proxy Statement furnished therewith. Please sign this proxy in the space provided below. When shares are held by joint tenants, both should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.


   ____________________________________________________________________________


   ____________________________________________________________________________
   SIGNATURE(S)                                         DATE


                             FOLD AND DETACH HERE


                         [LOGO OF CHATEAU COMMUNITIES]


                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Chateau Communications, Inc. that you are entitled to vote.

Please consider the issue discussed in the proxy statement and cast your vote by:

        . Accessing the World Wide Web site http://www.eproxyvote.com/cpj to vote via the Internet. You can also register at this site to access future proxy materials electronically.

        . Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

        . Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Chateau Communications, Inc., c/o First Chicago Trust Company, a Division of Equiserve, P.O. Box 8249, Edison, New Jersey 08818-9184.

You can vote by phone or via the Internet anytime prior to May 17, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.